Raymond H. Legatti, President and a Founder Announces
                            Intention to Retire From
                        Technology Research Corporation


CLEARWATER, FLORIDA, April 17, 2003 - Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI) announced today Raymond H. Legatti, President and a Founder, has stated his intention to retire from Technology Research Corporation effective December 31, 2003. As a result, he is stepping down from his position as President effective immediately to allow Jerry T. Kendall to assume that position.
Mr. Legatti will remain with the Company as a Senior Vice President until his retirement after which he will be retained in a consulting capacity.

Wiggins said, "Ray Legatti has made significant contributions to the Company since its founding in 1981. He has been instrumental in developing the Company's core technologies including Fire Shield(. In addition, he has been an important member of a number of committees relating to establishing safety standards requirements for electrical devices for both the Global and North American markets." Wiggins added, "I am pleased that he has agreed to consult for the Company after his retirement and continue to be involved with the evelopment and application of our core technologies. He will continue to represent TRC on several electrical safety standards committees, and he will continue to serve as Technical Advisor to the United States National Committee for the International Electro-technical Commission for certain electrical safety technology. We wish the best for Ray in his retirement."

TRC is recognized as a worldwide leader in electrical safety products that prevent electrocution, electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial, and industrial markets worldwide. The Company also supplies power monitors and control equipment used by the United States Military and its prime contractors.

"Safe Harbor" Statement: Certain statements in this press release are forward looking in nature and accordingly, are subject to risks of uncertainties. The actual results may differ materially from those described or contemplated.